Exhibit 4.1

Brown-Forman Corporation
Nonqualified Savings Plan
(a/k/a Executive Savings Plan)
Effective as of January 1, 2011

TABLE OF CONTENTS

PREAMBLE		1

ARTICLE 1 — GENERAL		1
1.1	Plan Name and Sponsor	1
1.2	Other Participating Employers	1
1.3	Effective Date	1
1.4	Administator	1

ARTICLE 2 — DEFINITIONS		2
2.1	Account	2
2.2	Administrator	2
2.3	Beneficiary	2
2.4	Board or Board of Directors	2
2.5	Bonus	2
2.6	Change in Control	2
2.7	Code	2
2.8	Compensation	2
2.9	Disability	2
2.10	Election Form	3
2.11	Eligible Employee	3
2.12	Employer	3
2.13	ERISA	3
2.14	Identification Date	3
2.15	Key Employee	3
2.16	Participant	3
2.17	Plan	3
2.18	Plan Year	3
2.19	Related Employer	3
2.20	Retirement	3
2.21	Separation from Service	4
2.22	Unforeseeable Emergency	5
2.23	Valuation Date	5

ARTICLE 3 — PARTICIPATION		5
3.1	Participation	5
3.2	Termination of Participation	5

ARTICLE 4 — PARTICIPANT ELECTIONS		5
4.1	Amount of Deferrals	5
4.2	Election Form	6
4.3	Election Period; Timing of Election to Defer	6
4.4	Election of Payment Timing and Form of Payment	8
4.5	Plan-Specific Limits on Payment Timing and Form Elections	8

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ARTICLE 5 — EMPLOYER CONTRIBUTIONS		10
5.1	Matching Make-Up Contributions	10
5.2	Other Contributions	10
5.3	Timing of Employer Contributions	10

ARTICLE 6 — ACCOUNTS AND CREDITS		10
6.1	Establishment of Account	10
6.2	Credits to Account	11

ARTICLE 7 — INVESTMENT OF CONTRIBUTIONS		11
7.1	Investment Options	11
7.2	Adjustment of Accounts	11

ARTICLE 8 — RIGHT TO BENEFITS		11
8.1	Vesting	11
8.2	Beneficiaries	11

ARTICLE 9 — DISTRIBUTION OF BENEFITS		12
9.1	Amount of Benefits	12
9.2	Subsequent Changes in the Method and Timing of Distributions	12
9.3	Unforeseeable Emergency	12
9.4	Required Delay in Payment to Key Employees	13
9.5	Change in Control	14
9.6	Permissible Delays in Payment	17
9.7	Permitted Acceleration of Payment	17

ARTICLE 10 — AMENDMENT AND TERMINATION		18
10.1	Amendment by Plan Sponsor	18
10.2	Plan Termination Following Change in Control or Corporate Dissolution	18
10.3	Other Plan Terminations	19

ARTICLE 11 — THE TRUST		19
11.1	Establishment of Trust	19
11.2	Grantor Trust	19
11.3	Investment of Trust Funds	20

ARTICLE 12 — PLAN ADMINISTRATION		20
12.1	Powers and Responsibilities of the Administrator	20
12.2	Claims and Review Procedures	20
12.3	Plan Administrative Costs	21

ARTICLE 13 — MISCELLANEOUS		22
13.1	Unsecured General Creditor of the Employer	22
13.2	Employer’s Liability	22
13.3	Limitation of Rights	22

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13.4	Anti-Assignment	22
13.5	Facility of Payment	22
13.6	Notices	23
13.7	Tax Withholding	23
13.8	Indemnification	23
13.9	Successors	24
13.10	Disclaimer	24
13.11	Governing Law	24

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PREAMBLE
The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Plan is further intended to conform with the requirements of Internal Revenue Code Section 409A and the final regulations issued thereunder and shall be interpreted, implemented and administered in a manner consistent therewith.
ARTICLE 1 — GENERAL
1.1	Plan Name and Sponsor. The Plan will be referred to as either the Brown-Forman Nonqualified Savings Plan, or the Brown-Forman (or “BF”) Executive Savings Plan, adopted by Brown-Forman Corporation as the Plan Sponsor, 850 Dixie Highway, Louisville, Kentucky 40210, 502-585-1100, EIN: 61-0143150, with a Fiscal Year from May 1 through April 30.

1.2	Other Participating Employers. The following entities have been authorized by the Plan Sponsor to participate in and have adopted the Plan. Of the participating Employers, only the Plan Sponsor has a class of securities traded on a public securities market.
Brown-Forman Corporation (“Plan Sponsor”)
AMG Trading L.L.C.
Brown-Forman Italy, Inc.
Brown-Forman Thailand
Brown-Forman Worldwide, L.L.C.
Early Times Distillers Company
Fetzer Vineyards
Heddon’s Gate Investments, Inc.
Jack Daniel’s Properties, Inc.
Jack Daniel Distillery, Lem Motlow, Prop., Inc.
Sonoma-Cutrer Vineyards, Inc.
Southern Comfort Properties, Inc.
Washington Investments, LLC
Woodford Reserve Stables, L.L.C.
1.3	Effective Date. The Plan shall be effective for deferrals beginning January 1, 2011, based on elections made in the first enrollment period described in Article 4.

1.4	Administrator. The Plan Sponsor has designated the Employee Benefits Committee (EBC) of Brown-Forman Corporation, as appointed from time to time by the Compensation Committee of the Board of Directors (except with respect to decisions affecting benefits of individual members of the EBC or “named executive officers” within the meaning given in item 402(a)(3) of Regulation S-K as promulgated by the Securities and Exchange Commission, with respect to whom discretionary decisions shall be reserved to the Compensation Committee of the Board of Directors of the Plan Sponsor) as the parties responsible for the administration of the Plan.
ARTICLE 2 — DEFINITIONS
Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1	“Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon, and shall be subdivided for record keeping purposes as appropriate to separately track portions in Subaccounts for amounts distributable at specified date(s) versus after Separation from Service or Retirement. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or to the Participant’s Beneficiary pursuant to the Plan.

2.2	“Administrator” means the person or persons designated by the Plan Sponsor in Section 1.4 to be responsible for the administration of the Plan.

2.3	“Beneficiary” means the persons, trusts, estates or other entities entitled under Section 8.2 to receive benefits under the Plan upon the death of a Participant.

2.4	“Board” or “Board of Directors” means the Board of Directors of the Plan Sponsor.

2.5	“Bonus” means an amount of incentive remuneration payable by the Employer to a Participant.

2.6	“Change in Control” means the occurrence of an event involving the Plan Sponsor that is described in Section 9.5.

2.7	“Code” means the Internal Revenue Code of 1986, as amended.

2.8	“Compensation” means, for purposes of determining Participant contributions under Article 4 and Employer contributions under Article 5, Base Salary (which term also includes annual Holiday bonus), plus Bonuses (which includes Short-Term Incentive Plan and, effective in 2012, Long Term Incentive Plan bonuses payable in cash), the latter two of which will be treated hereunder as “performance-based compensation” as defined in Section 409A of the Code.

2.9	“Disability” means a determination by the Administrator that the Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. A Participant will be considered to have incurred a Disability if he is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.10	“Election Form” means the form or electronic enrollment process established from time to time by the Administrator that a Participant uses to make a deferral election under the Plan, and to designate when first eligible hereunder a payment timing and form election as among the options available for Accounts (or Subaccounts), and to designate in advance of any Plan Year that some or all of the Account credits for that Plan Year should be allocated to a Scheduled Date Subaccount.

2.11	“Eligible Employee” means those Employees of the Employer designated by the Administrator in its sole discretion from among those employees eligible for the Employer’s Long Term Incentive Plan.

2.12	“Employer” means the Plan Sponsor and the other Related Employers listed in Section 1.2 or which in fact, with the Plan Sponsor’s permission, adopt the Plan.

2.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14	“Identification Date” means December 31, the date as of which Key Employees are determined.

2.15	“Key Employee” means an employee who satisfies the conditions set forth in Section 9.4.

2.16	“Participant” means an Eligible Employee who commences participation in the Plan in accordance with Article 3.

2.17	“Plan” means the unfunded plan of deferred compensation set forth herein, including any trust agreement, as adopted by the Plan Sponsor and as amended from time to time.

2.18	“Plan Year” means the calendar year.

2.19	“Related Employer” means the Employer and each other corporation or other organization that is deemed to be a single employer with an Employer under Section 414(b) or (c) of the Code (i.e., as part of a controlled group of corporations that includes an Employer or under common control with an Employer).

2.20	“Retirement” means a Separation from Service that occurs on or after the Participant attains age 55 with 5 or more years of service. For this purpose, a year of service shall include all service performed for the Employer and shall include service performed for all Related Employers, computed in accordance with elapsed time from date of hire.

2.21	“Separation from Service” means the date the Employer and Participant reasonably anticipate that the Participant will perform no further services (or that the level of services will decline to the extent provided below) with respect to all entities comprising the Related Employer, provided, however, that solely for purposes of this definition, in determining the Related Employers, “at least 50 percent” shall be substituted for each reference to “at least 80 percent” that is contained in Code Section 1563(a)(1), (2), and (3) and in Reg. Sec. 1.414(c)-2. A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to re-employment is provided by statute or contract. If the period of leave exceeds six months and the Participant’s right to re-employment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period. If the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Related Employer if the employee has been providing services to the Related Employer for less than 36 months), a Separation from Service shall be deemed to have occurred.

An independent contractor is considered to have experienced a Separation from Service with the Related Employer upon the expiration of the contract (or, in the case of more than one contract, all contracts) under which services are performed for the Related Employer if the expiration constitutes a good-faith and complete termination of the contractual relationship.

If a Participant provides services as both an employee and an independent contractor of the Related Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having incurred a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services in both capacities.

If a Participant provides services both as an employee and as a member of the board of directors of a corporate Related Employer (or an analogous position with respect to a noncorporate Related Employer), the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an employee for purposes of a nonqualified deferred compensation plan in which the Participant participates as an employee that is not aggregated under Code Section 409A with any plan in which the Participant participates as a director.

If a Participant provides services both as an employee and as a member of the board of directors of a corporate related Employer (or an analogous position with respect to a noncorporate Related Employer), the services provided as an employee are not taken into account in determining whether the Participant has experienced a Separation from Service as a director for purposes of a nonqualified deferred compensation plan in which the Participant participates as a director that is not aggregated under Code Section 409A with any plan in which the Participant participates as an employee.

If a Participant works in a division or subsidiary, and substantial assets related to Participant’s service are sold by a Related Employer in a transaction that would otherwise result in a Separation from Service, the affected Related Employer has reserved the discretion to agree in a bona fide, arms’ length transaction with a buyer of such assets for whom the Participant(s) will provide services after the closing, that such transaction does not constitute a Separation from Service with respect to any such Participants, all in accordance with Reg. Sec. 1.409A-1(h)(4).

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the final regulations thereunder.

2.22	“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, without regard to Code section 152(b)(i), (b)(2) and (d)(i)(B); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.23	“Valuation Date” means the last day of each month in a Plan Year, and such additional date(s) as the Administrator may determine feasible from time to time.
ARTICLE 3 — PARTICIPATION
3.1	Participation. The Participants in the Plan shall be employees of the Employer who satisfy the requirements of Section 2.11.

3.2	Termination of Participation. The Administrator may terminate a Participant’s participation in the Plan in a manner consistent with Code Section 409A (generally, only with the effect of ceasing elected deferrals as of the Plan Year-end of such action). If the Employer terminates a Participant’s participation before the Participant experiences a Separation from Service, the Participant’s vested Accounts shall still be paid in accordance with the provisions of Article 9 as if participation continued.
ARTICLE 4 — PARTICIPANT ELECTIONS
4.1	Amount of Deferrals. Participant may elect within the period specified in Section 4.2 to defer the following amounts of various types of Compensation:

	% Amount
	Min	Max	Increment
Base Salary (which includes Holiday Bonus)	0%	50%	1%
STIP	0%	75%	1%
LTIP	0%	75%	1%
4.2	Election Form. Each Eligible Employee may elect to defer his Compensation by submitting an Election Form in accordance with rules and procedures established by the Administrator and the provisions of this Article 4. A new Election Form must be timely submitted for each Plan Year during which the Eligible Employee desires to defer Compensation. An Eligible Employee who does not timely submit an Election Form shall be deemed to have elected zero deferrals of Compensation for such Plan Year. An Election Form may be changed or revoked during the specified deferral election period, and except as provided in Section 9.3 or in Section 4.3(e), a deferral agreement becomes irrevocable at the close of the specified election period.

4.3	Election Period; Timing of Election to Defer.
(a)	General Rules. Each Eligible Employee who desires to defer Compensation otherwise payable during a Plan Year must submit an Election Form within the period preceding the Plan Year specified below. Each Eligible Employee who desires to defer Compensation that is a Bonus must submit an Election Form within the period preceding the Plan Year during which the Bonus is earned that is specified below, except that if the Bonus can be treated as performance based compensation as described in Code Section 409A(a)(4)(B)(iii), the Election Form may be submitted within the period that ends no later than six months prior to the end of the period during which the Bonus is earned, provided the Participant has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established and through the date the Participant submitted the Election Form and provided further that the compensation has not yet become ‘readily ascertainable’ within the meaning of Reg. Sec 1.409A-2(a)(8). In addition, if the Compensation qualifies as ‘fiscal year compensation’ within the meaning of Reg. Sec. 1.409A -2(a)(6), the Election Form may be submitted not later than the end of the Employer’s taxable year immediately preceding the first taxable year of the Employer in which any services are performed for which such Compensation is payable.

(b)	Performance-Based Compensation Election Period. There shall be a special election period ending no later than October 31 with respect to STIP and LTIP payable with respect to a performance period ending the next April 30 fiscal year end. The first such election period with respect to LTIP shall end on October 31, 2011, since the amount payable in 2012 with respect to the performance period May 1, 2009-April 30, 2012 is the first LTIP eligible for deferral hereunder. The special election period will start at a date determined by the Employer within the timing guideline set forth above.

(c)	Non-Performance-Based Compensation Election Period. The election period for non-performance-based compensation shall begin and end on the same dates as for performance-based compensation, to relate to Base Salary earned in the calendar year beginning after the election period ends, but elections made during this election period may be revised, if and to the extent the Administrator so allows, in accordance with Section 4.3(e).

(d)	Newly Eligible Participants. Except as otherwise provided below, an employee who is classified or designated as an Eligible Employee during a Plan Year may elect to defer Compensation otherwise payable during the remainder of such Plan Year in accordance with the rules of this Section 4.2 by submitting an Election Form within the 30 day period beginning on the effective date (which shall always be a future date) of the employee’s eligibility pursuant to Administrator action to designate him as an Eligible Employee. If Compensation is based on a specified performance period that begins before the newly-Eligible Employee submits his Election Form, the election may apply only to the portion of such Compensation equal to the total amount of Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election becomes irrevocable and effective over the total number of days in the performance period. The rules of this paragraph shall not apply unless the Eligible Employee can be treated as initially eligible in accordance with Reg. Sec. 1.409A-2(a)(7), which generally provides that this special election period shall not apply to Participants in this Plan who were, prior to eligibility hereunder, made eligible in any other plans of the Employer that must be aggregated with this Plan under Code Section 409A, and shall not apply to a Participant whose eligibility to defer under this Plan started, then ceased, then was renewed again, unless that Participant was not able to defer Compensation under this and all aggregated plans (if any) for the previous 24 months or longer.

For this Plan, in order to avoid the pro ration of deferrals per the above requirements, an employee who is first classified or designated an Eligible Employee during a Plan Year (or fiscal year, with respect to “fiscal year compensation” such as STIP and LTIP) may elect to defer Compensation which is Base Salary only to the extent earned during the remainder of the Plan Year after the effective date of his eligibility, and after completion of an irrevocable Election Form within the time period provided above. New Eligible Employees may elect to defer Compensation that is STIP or LTIP only with respect to fiscal performance periods beginning on or after their date of Plan eligibility.

(e)	Revocation of Deferral Agreement. A Participant’s Election Form will be automatically cancelled for the greater of 6 months after, or the remainder of any Plan Year during which he receives a hardship distribution of elective deferrals from a qualified cash or deferred arrangement maintained by the Employer. If cancellation occurs, the Participant may resume participation in a later Plan Year, for Compensation payable at least 6 months following the hardship withdrawal, accordance with Article 4 of the Plan.

In addition, to the extent permitted by the Administrator, an Election Form regarding a future calendar year’s Base Salary which is made during an election period ending on October 31, may be changed by a Participant, and does not become irrevocable until December 31 of the year before the year to which the Base Salary relates.
4.4	Election of Payment Timing and Form of Payment. All elections of a payment schedule and a form of payment will be made in accordance with rules and procedures established by the Administrator, consistent with the provisions of this Section 4.4 and Section 4.5. At the time an Eligible Employee completes each Election Form, the Eligible Employee must elect a Subaccount to which amounts credited to his Account in the next Plan Year will be allocated, and the Subaccount to which allocated will determine the time and form of payment of such amount from among the options the Plan Sponsor has made available for this purpose and which are specified in Section 4.5 below. Prior to the time required by Reg. Sec. 1.409A-2, if not dictated by the terms of any Employer grant of contributions, the Eligible Employee shall elect a Subaccount for any Employer contributions that may be credited to the Participant’s Account during the Plan Year, except that a Scheduled Date Subaccount shall be available only if the related specified date for payment is after the date all such amounts are vested.

4.5	Plan-Specific Limits on Payment Timing and Form Elections.
(a)	Timing of Distributions. All distributions shall be made (or begin, if payable in installments) at a “payment date” which will be in the 30-day period after the end of the month following the applicable date for each Subaccount established for a Participant hereunder, at the value as of the last Valuation Date before payment. The date applicable to each Subaccount shall be designated as either
(i)	a specific year (the “applicable date” for which shall always be January 1, so that payments thereof will always be in the month of February) at least 2 years following the end of the Plan Year in which a contribution is credited hereunder, with respect to one or more such Subaccounts of a Participant (a “Scheduled Date Subaccount”), or

(ii)	6 months following the Separation from Service for all amounts not yet paid at that date (into which Subaccount shall then be combined any Scheduled Date Subaccounts for which the specified payment date has not been reached) (a “Retirement Subaccount”).
If an Eligible Employee fails to designate a Subaccount for allocation of any amount, he shall be deemed to have elected that such amount be allocated to the Retirement Subaccount. Notwithstanding the applicable date that otherwise applies to a particular Subaccount, (i) in the case of death, the applicable date shall be accelerated to the date as soon as death is confirmed and the Beneficiary identified, and the entire Account shall be paid in a single lump sum (with any remaining installment payments accelerated) to a date in no event later than 2 1/2 months following the end of the Plan Year in which death occurs; and (ii) the Participant may elect, on his first Election Form (and later change that election pursuant to Section 4.5(d) below) that, in the case of Separation from Service following Retirement, the applicable date for a Retirement Subaccount (and all Scheduled Date Subaccounts then combined therewith as provided above) shall be a later date, designated between 6 months following Separation from Service and 10 years and 6 months following Separation from Service. In no event shall the applicable date for Retirement have the effect of delaying payment of Scheduled Date Subaccounts to a date later than originally specified, unless further delay of the applicable date for such Subaccount was elected in accordance with 4.5(c) or acceleration or delay is allowed in accordance with Article 9.

(b)	Distribution Form. Each Subaccount shall also have, on the Election Form under which it is first created, a designated form of payment of either a single lump sum, or installments payable annually over a specific period between 2 and 10 years, provided that, any designation of installments shall be void and of no effect if the Participant’s Separation from Service occurs before Retirement. Any Retirement Subaccount shall be deemed to have elected a lump sum, at the earliest permissible payment date, unless specifically elected on the Participant’s first Election Form (or later changes pursuant to subsection (c) below). Installments after the first one will be paid annually on or about February 15 in each successive year. So, for example, a Participant who has elected installments over 5 years beginning at the earliest possible date after Retirement, and who retires on March 10, shall be paid one installment within 30 days after the end of the month in which the 6 month anniversary of Retirement occurs (i.e, during the month of October of that year) of 1/5th of the Account, and 1/4th of the then-remaining Account shall then be paid on or about February 15 in the next calendar year, and future substantially-equal installments on February 15 each of the next 3 years.

(c)	Distribution Election Change. A Participant shall be permitted to modify a scheduled distribution date and/or payment form option in accordance with Section 9.2 of the Plan but such deferral shall apply only in accordance with the Plan-specific limits above, and only with respect to payments triggered by Separation from Service after Retirement or with respect to a Scheduled Date Subaccount (provided that change in a Scheduled Date Subaccount’s applicable date shall not override the requirement that such Subaccount be paid at the same time as the Retirement Subaccount, if the Scheduled Date occurs after such date. Distribution election changes shall be limited to a maximum of 2 per Subaccount, and in no event may such changes defer the payment start date to later than 10 years and 6 months following the Separation from Service.

ARTICLE 5 — EMPLOYER CONTRIBUTIONS
5.1	Matching Make-Up Contributions. The Employer shall make a contribution on behalf of each Participant equal to 5% of “401(k)-Plan-reduced pay.” 401(k)-Plan-reduced pay shall mean the difference between
(i)	the Code Section 401(a)(17) compensation limit for the Plan Year, if the Participant’s compensation eligible under the Employer’s 401(k) Plan before deferrals hereunder are considered is above such limit, otherwise, the Participant’s 401(k) Plan-eligible Compensation before deferral sunder this Plan, and

(ii)	the compensation of the Participant as defined in the 401(k) Plan for that year, after such compensation has been reduced as a result of deferrals to this Plan.
For example, if a Participant has calendar year Base Salary of $220,000 and is paid STIP in that year of $50,000, and the Code Section 401(a)(17) compensation cap for that year is $245,000, his Compensation for purposes of the 401(k) plan, before considering any deferrals to this Plan, would at the Code’s compensation cap for the year because total of Base, Holiday and STIP pay would be $270,000, well over the $245,000 Code cap. If this Participant elected to defer 3% of his Base Salary ($6,600) and 50% of his STIP payable in this year ($25,000) to this Plan, then the Participant’s 401(k) Plan compensation would be reduced by a total of $31,600 in deferrals, resulting in net 401(k) Plan pay of $238,400 (270,000-31,600), thus reducing the Participant’s match potential in the 401(k) by the difference between the Code’s Compensation Cap and this net pay (245,000 -238,400 = 6,600 in “excess pay”) To make up for that lost 401(k) match potential, a contribution to this Plan would be made of $330 (6,600 x 5%).

5.2	Other Contributions. In addition, a Participant shall receive an allocation of other Employer contributions for the Plan Year if he is selected by the Employer in its sole discretion to receive an allocation of other Employer contributions, the amount and vesting requirements of which shall be determined in the Employer’s sole discretion.

5.3	Timing of Employer Contributions. Employer contributions shall be treated as allocated at such time or times as the Employer shall determine in its sole discretion, but no less frequently than once each Plan Year with respect to contributions required by Section 5.1 above, which shall be allocated to all Participants who made elective deferrals hereunder, without regard to continued employment as of the date such contribution is made.
ARTICLE 6 — ACCOUNTS AND CREDITS
6.1	Establishment of Account. For accounting and computational purposes only, the Administrator will establish and maintain an Account (and appropriate Subaccounts) on behalf of each Participant which will reflect the credits made pursuant to Section 6.2, distributions or withdrawals, along with the earnings, expenses, gains and losses allocated thereto, attributable to the hypothetical investments made with the amounts in the Account as provided in Article 7. The Administrator will establish and maintain such other records and accounts, as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

6.2	Credits to Account. A Participant’s Account will be credited for each Plan Year with the amount of his elective deferrals under Section 4.1 at the time the amount subject to the deferral election would otherwise have been payable to the Participant and the amount of Employer contributions treated as allocated on his behalf under Article 5.
ARTICLE 7 — INVESTMENT OF CONTRIBUTIONS
7.1	Investment Options. The amount credited to each Account shall be treated as invested in the investment options designated for this purpose by the Administrator.

7.2	Adjustment of Accounts. The amount credited to each Account shall be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to the investment options from among the investment options provided in Section 7.1. A Participant (or the Participant’s Beneficiary after the death of the Participant) may, in accordance with rules and procedures established by the Administrator, select the investments from among the options provided in Section 7.1 to be used for the purpose of calculating future hypothetical investment adjustments to the Account or to future credits to the Account under Section 6.2 effective as of the Valuation Date coincident with or next following notice to the Administrator. Each Account shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical earnings, expenses, gains and losses described above; (b) amounts credited pursuant to Section 6.2; and (c) distributions or withdrawals. In addition, each Account may be adjusted for its allocable share of the hypothetical costs and expenses associated with the maintenance of the hypothetical investments provided in Section 7.1.
ARTICLE 8 — RIGHT TO BENEFITS
8.1	Vesting. A Participant, at all times, has the 100% nonforfeitable interest in the amounts credited to his Account attributable to his elective deferrals made in accordance with Section 4.1 and for Employer Contributions made in accordance with Section 5.1.

A Participant’s right to the amounts credited to his Account attributable to other Employer contributions made in accordance with Section 5.2 shall be determined in if and when such a discretionary contribution is made. If subject to vesting over time, such amounts may not be designated as payable on a specified date prior to the date of vesting. Upon a Separation from Service, the Participant shall forfeit any nonvested portion of his Account.

8.2	Beneficiaries. Upon the death of a Participant before the entire vested Account has been paid hereunder, the remaining balance shall be paid to the Participant’s designated Beneficiary or Beneficiaries. A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no effective designation of Beneficiary for part or all of the Participant’s vested Account, or no named Beneficiary(ies) has survived the Participant, such amount will be paid to the Participant’s spouse, if any if the spouse is still living, or, if not, to the Participant’s estate in accordance with the provisions of Article 9.
ARTICLE 9 — DISTRIBUTION OF BENEFITS
9.1	Amount of Benefits. The vested amount credited to a Participant’s Account as determined under Articles 6, 7 and 8 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

9.2	Subsequent Changes in the Method and Timing of Distributions. Except as otherwise provided in this Article 9, distributions under the Plan shall be made in accordance with the elections made or deemed made by the Participant under Article 4. A Participant may elect, at least 12 months before a scheduled distribution event for a particular Subaccount (other than death or payments triggered by Separation from Service before Retirement, for which no payment elections are allowable hereunder), to delay the applicable date that triggers payment for a minimum period of 60 months from the originally-scheduled date, provided the election does not take effect for at least 12 months from the date on which the election is made. The distribution election change must be made in accordance with procedures and rules established by the Administrator. The Participant may, but only if the applicable date for payment is also deferred as provided in the preceding sentence, change the form of payment as well, but such change in the form of payment may not effect an acceleration of payment in violation of Code Section 409A or the provisions of Reg. Sec. 1.409A-2(b). For purposes of this Section 9.2, a series of installment payments is always treated as a single payment and not as a series of separate payments.

9.3	Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency. The request must be in writing and must be submitted to the Administrator along with evidence that the circumstances constitute an Unforeseeable Emergency. The Administrator has the discretion to require whatever evidence it deems necessary to determine whether a distribution is warranted, and may require the Participant to certify that the need cannot be met from other sources reasonably available to the Participant. Upon a withdrawal due to an Unforeseeable Emergency, a Participant’s deferral election for the remainder of the Plan Year will be automatically cancelled. If cancellation occurs, the Participant may resume participation in accordance with Article 4 of the Plan.

Whether a Participant has incurred an Unforeseeable Emergency will be determined by the Administrator on the basis of the relevant facts and circumstances in its sole discretion, but, in no event, will an Unforeseeable Emergency be deemed to exist if the hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan.

A distribution due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need and may include any amounts necessary to pay any federal, state, foreign or local income taxes and penalties reasonably anticipated to result from the distribution. The distribution will be made in the form of a single lump sum cash payment. A Participant’s deferral elections for the remainder of the Plan Year will be cancelled upon a withdrawal due to an Unforeseeable Emergency. If the payment of all or any portion of the Participant’s vested Account is being delayed in accordance with Section 9.4 at the time he experiences an Unforeseeable Emergency, the amount being delayed shall not be subject to the provisions of this Section 9.3 until the expiration of the six month period of delay required by Section 9.5.

9.4	Required Delay in Payment to Key Employees. Except as otherwise provided in this Section 9.4, a distribution made on account of Separation from Service (including on account of Retirement) at any time when the Employer or a Related Employer has stock publicly traded on an established securities market, to a Participant who is a Key Employee as of the date of his Separation from Service shall not be made before the date which is six months after the Separation from Service (or Retirement, if applicable).
(a)	Definition of Key Employee. A Participant is treated as a Key Employee if he satisfies the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), determined without regard to Code Section 416(i)(5), at any time during the twelve month period ending on the Identification Date.

(b)	Effective Date of Treatment as a Key Employee. A Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for purposes of the six month delay in distributions for the twelve month period beginning on the first day of a month no later than the fourth month following the Identification Date.

(c)	Alternative Methods. The Plan Sponsor may elect to apply an alternative method to identify Participants who will be treated as Key Employees for purposes of the six month delay in distributions if the method satisfies each of the following requirements. The alternative method is reasonably designed to include all Key Employees, is an objectively determinable standard providing no direct or indirect election to any Participant regarding its application, and results in either all Key Employees or no more than 200 Key Employees being identified in the class as of any date. Use of an alternative method that satisfies the requirements of this Section 9.6(c) will not be treated as a change in the time and form of payment for purposes of Reg. Sec. 1.409A-2(b).

(d)	6-Month Delay. The six month delay does not apply to payments described in Section 9.7(a),(b) or (d) or to payments that occur after the death of the Participant.
9.5	Change in Control. The Plan Sponsor reserves the right to terminate the Plan (or portion of the Plan related just to a particular Related Employer and Participants in its service) and distribute all vested amounts credited to Participant Accounts upon a Change in Control as described in Section 9.5. If not so elected, a distribution after a Change in Control will be made at the time specified in Section 4.5 in the form elected by the Participant in accordance with the procedures described in Article 4, although the obligation to make such distribution and future administration of the Plan with respect to such Participant may be agreed in connection with a Change in Control to be transferred to another party. If a termination is elected, the following provisions shall apply.

A Change in Control, for purposes of the Plan, will occur upon a change in the ownership of the Plan Sponsor or another Related Employer, a change in the effective control of the Plan Sponsor or another Related Employer to which Participant(s) provide services, or a change in the ownership of a substantial portion of the assets of any of such Employers, including any corporation identified in this Section 9.5, as described in more detail in this Section 9.5 below. Upon such termination, all deferrals shall cease with respect to affected Participants.

Whether a Change in Control has occurred will be determined by the Administrator in accordance with the rules and definitions set forth in this Section 9.5.

A distribution to the Participant will be treated as occurring upon a Change in Control if the Plan Sponsor terminates the Plan (or related portion thereof) in accordance with Section 10.2 and distributes the Participant’s benefits within 12 months after the Employer takes action to terminate as provided in Section 10.3.
(a)	Relevant Corporations. To constitute a Change in Control for purposes of the Plan, the event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control, (ii) the corporation that is liable for the payment of the Participant’s benefits under the Plan (or all corporations liable if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of services by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation (or corporations) to be liable for such payment and, in either case, no significant purpose of making such corporation (or corporations) liable for such payment is the avoidance of federal income tax, or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). A majority shareholder is defined as a shareholder owning more than fifty percent (50%) of the total fair market value and voting power of such corporation.

(b)	Stock Ownership. Code Section 318(a) applies for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Section 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option.

(c)	Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. If any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as discussed below in Section 9.5(d)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. Section 9.5(c) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction. For purposes of this Section 9.5(c), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of a public offering. Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)	Change in the Effective Control of a Corporation. A change in the effective control of a corporation occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation, or (ii) a majority of members of the corporation’s board of directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii), the term corporation refers solely to the relevant corporation identified in Section 9.5(a) for which no other corporation is a majority shareholder for purposes of Section 9.5(a). In the absence of an event described in Section 9.5(d)(i) or (ii), a change in the effective control of a corporation will not have occurred. A change in effective control may also occur in any transaction in which either of the two corporations involved in the transaction has a change in the ownership of such corporation as described in Section 9.5(c) or a change in the ownership of a substantial portion of the assets of such corporation as described in Section 9.5(e). If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of this Section 9.5(d), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation or to cause a change in the ownership of the corporation within the meaning of Section 9.5(c). For purposes of this Section 9.5(d), persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in Section 9.5(c) with the following exception. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)	Change in the ownership of a substantial portion of a corporation’s assets. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in accordance with rules similar to those set forth in Section 9.5(d)), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation or the value of the assets being disposed of determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 9.5(e) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least fifty (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 9.5(e)(iii). For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.
9.6	Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 4, 8 and 9 in any of the following circumstances as long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.
(a)	The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m). Payment must be made during the Participant’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Code Section 162(m) or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Employer’s taxable year in which the Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service. If a scheduled payment to a Participant is delayed in accordance with this Section 9.6(a), all scheduled payments to the Participant that could be delayed in accordance with this Section 9.6(a) will also be delayed.

(b)	The Employer may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.

(c)	The Employer reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
9.7	Permitted Acceleration of Payment. The Employer may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Reg. Sec. 1.409A-3(j)(4) (which regulation requires that no Participant be allowed to elect whether to exercise this discretion with respect to such Participant’s Account), including the following events:
(a)	Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Code Section 414(p).\

(b)	Compliance with Ethics Agreements and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the Federal government or as may be reasonably necessary to avoid the violation of

Federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Code Section 409A.
(c)	De Minimis Amounts. A payment may, in the Employer’s discretion, be accelerated and paid in a lump sum if (i) the Employer exercises such discretion in writing, (ii) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and (iii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Reg. Sec. 1.409A-1(c)(2).

(d)	FICA Tax. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the “FICA Amount”). In general, the FICA amount with respect to both deferrals and any other Employer contributions will be taken from wages otherwise payable to the Participant in cash, if any are available at the time the FICA amount is due. Additionally, a payment may be accelerated to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this subsection (d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

(e)	Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)	Other Events. A payment may be accelerated in the Administrator’s discretion in connection with such other events and conditions as permitted by Code Section 409A.
ARTICLE 10 — AMENDMENT AND TERMINATION
10.1	Amendment by Plan Sponsor. The Plan Sponsor reserves the right to amend the Plan (for itself and each Employer) through action of its Board of Directors. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his Account which had accrued and vested prior to the amendment.

10.2	Plan Termination Following Change in Control or Corporate Dissolution. The Plan Sponsor reserves the right to terminate the Plan (or related portion thereof) and distribute all amounts credited to affected Participant Accounts within the 30 days preceding or the 12 months following a Change in Control as determined in accordance with the rules set forth in Section 9.5. To the extent required by Reg. Sec. 1.409A-3(j)(4)(ix)(B), the Plan (or related portion thereof) will be treated as terminated only if all agreements, methods, programs and other arrangements which are treated as a single plan under Reg. Sec.

1.409A-1(c)(2) with respect to each participant therein that experienced the Change in Control are also terminated so that all such participants under the Plan and all similar arrangements are required to receive all amounts deferred under the terminated arrangements within 12 months of the date the Plan Sponsor or other Related Employer irrevocably takes all necessary action to terminate the arrangements. In addition, the Plan Sponsor reserves the right to terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U. S. C. Section 503(b)(1)(A) provided that amounts deferred under the Plan are included in the gross incomes of Participants in the latest of (a) the calendar year in which the termination occurs, (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (c) the first calendar year in which payment is administratively practicable.

10.3	Other Plan Terminations. The Plan Sponsor retains the discretion to terminate the Plan if (a) all arrangements sponsored by the Plan Sponsor or its Related Employers that would be aggregated with any terminated arrangement under Code Section 409A and Reg. Sec. 1.409A-1(c)(2) are terminated, (b) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (c) all payments are made within 24 months of the termination of the arrangements, (d) neither the Plan Sponsor, nor its Related Employers, adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A and the regulations thereunder at any time within the three year period following the date of termination of the arrangement, and (e) the termination does not occur proximate to a downturn in the financial health of the Plan Sponsor.

The Plan Sponsor also reserves the right to amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE 11 — THE TRUST
11.1	Establishment of Trust. The Plan Sponsor shall establish a trust to hold amounts which the Plan Sponsor may contribute from time to time to correspond to some or all amounts credited to Participants under Section 6.2.

11.2	Grantor Trust. Any trust established by the Plan Sponsor shall be between the Plan Sponsor and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Plan Sponsor’s creditors in the event of the Plan Sponsor’s insolvency. The trust is intended to be treated as a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto. The Plan Sponsor must notify the trustee in the event of a bankruptcy or insolvency.

11.3	Investment of Trust Funds. Any amounts contributed to the trust by the Plan Sponsor shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Administrator. Trust investments need not reflect the hypothetical investments selected by Participants under Section 7.1 for the purpose of adjusting Accounts and the earnings or investment results of the trust need not affect the hypothetical investment adjustments to Participant Accounts under the Plan.
ARTICLE 12 — PLAN ADMINISTRATION
12.1	Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:
(a)	To make and enforce such rules and procedures as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof to be final, except as provided in Section 12.2, on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 12.2;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.
12.2	Claims and Review Procedures.
(a)	Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the person’s right to bring a civil action following an adverse decision on review. Such notification will be given within 90 days after the claim is received by the Administrator. The Administrator may extend the period for providing the notification by 90 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstance is given to such person within the initial 90 day period. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)	Review Procedure. Within 60 days after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The notification will explain that the person is entitled to receive, upon request and free of charge, reasonable access to and copies of all pertinent documents and has the right to bring a civil action following an adverse decision on review.

The decision on review will be made within 60 days. The Administrator may extend the period for making the decision on review by 60 days if special circumstances require an extension of time for processing the request such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period. If the decision on review is not made within such period, the claim will be considered denied.

(c)	Exhaustion of Claims Procedure and Right to Bring Legal Claim. No action in law or equity shall be brought more than one (1) year after the Review Panel’s affirmation of a denial of the claim, or, if earlier, more than four (4) years after the facts or events giving rise to the claimant’s allegation(s) or claim(s) first occurred.
12.3	Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid from any Trust that might then be related to the Plan, and shall reduce Participant Accounts, to the extent not paid by the Employer.

ARTICLE 13 — MISCELLANEOUS
13.1	Unsecured General Creditor of the Employer. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer. Each Employer’s legal obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.2	Employer’s Liability. Each Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements entered into between a Participant and the Employer. An Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a deferral agreement or agreements. An Employer shall have no liability to Participants employed by other Employers unless and until such other Employer remits contributions due for its Participants to the Plan Sponsor.

13.3	Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Plan or the Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

13.4	Anti-Assignment. Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p), none of the benefits or rights of a Participant or any Beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her Beneficiary. Neither the Participant nor his or her Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder.

13.5	Facility of Payment. If the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Employer to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employer, the Plan and the Administrator for the payment of benefits hereunder to such recipient.

13.6	Notices. Any notice or other communication to the Employer or Administrator in connection with the Plan shall be deemed delivered in writing if addressed to the Plan Sponsor at the address specified in Article 1 and if either actually delivered at said address or, in the case or a letter, 5 business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.

13.7	Tax Withholding. If the Employer concludes that tax is owing with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 13.7 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.

13.8	Indemnification.
(a)	Each Indemnitee (as defined in Section 13.8(e)) shall be indemnified and held harmless by the Employer for all actions taken by him and for all failures to take action (regardless of the date of any such action or failure to take action), to the fullest extent permitted by the law of the jurisdiction in which the Employer is incorporated, against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined in Subsection (e)). No indemnification pursuant to this Section shall be made, however, in any case where (1) the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness or (2) there is a settlement to which the Employer does not consent.

(b)	The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the Employer in advance of the final disposition of the Proceeding, to the fullest extent permitted by the law of the jurisdiction in which the Employer is incorporated; provided that, if such law requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only on delivery to the Employer of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

(c)	Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be such and shall inure to the benefit of his heirs, executors, and administrators. The Employer agrees that the undertakings made in this Section shall be binding on its successors or assigns and shall survive the termination, amendment or restatement of the Plan.

(d)	The foregoing right to indemnification shall be in addition to such other rights as the Indemnitee may enjoy as a matter of law or by reason of insurance coverage of any kind and is in addition to and not in lieu of any rights to indemnification to which the Indemnitee may be entitled pursuant to the by-laws of the Employer.

(e)	For the purposes of this Section, the following definitions shall apply:
(1)	“Indemnitee” shall mean each person serving as an Administrator (or any other person who is an employee, director, or officer of the Employer) who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he is or was performing administrative functions under the Plan.

(2)	“Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, an action, suit, or proceeding by or in the right of the Employer), whether civil, criminal, administrative, investigative, or through arbitration.
13.9	Successors. The provisions of the Plan shall bind and inure to the benefit of the Plan Sponsor, the Employer and their successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.10	Disclaimer. It is the Plan Sponsor’s intention that the Plan comply with the requirements of Code Section 409A. Neither the Plan Sponsor nor the Employer shall have any liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.

13.11	Governing Law. The Plan will be construed, administered and enforced according to the laws of the State of Delaware.
[Signature on next page]

The Plan Sponsor has caused this Plan to be executed this 23rd day of September, 2010.

BROWN-FORMAN CORPORATION
By:	/s/ Lisa Steiner
Title: SVP, Chief Human Resources Officer